   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 10, 1998


                                                      REGISTRATION NO. 333-44619

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-3

                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933

                            ------------------------

                                 SKYWEST, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                      UTAH                                          87-0292166
        (STATE OR OTHER JURISDICTION OF                          (I.R.S. EMPLOYER
         INCORPORATION OR ORGANIZATION)                       IDENTIFICATION NUMBER)

                                BRADFORD R. RICH
                           EXECUTIVE VICE PRESIDENT,
                     CHIEF FINANCIAL OFFICER AND TREASURER
                                 SKYWEST, INC.
                              444 SOUTH RIVER ROAD
                             ST. GEORGE, UTAH 84790
                                 (435) 634-3000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
 INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES AND AGENT FOR
                                    SERVICE)

                                   COPIES TO:

             RICHARD G. BROWN, ESQ.                          JOHN J. KELLEY III, ESQ.
              BRIAN G. LLOYD, ESQ.                               KING & SPALDING
     PARR, WADDOUPS, BROWN, GEE & LOVELESS                     191 PEACHTREE STREET
       185 SOUTH STATE STREET, SUITE 1300                  ATLANTA, GEORGIA 30303-1763
           SALT LAKE CITY, UTAH 84111                             (404) 572-4600
                 (801) 532-7840

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                            ------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

     This Amendment No. 1 to Registration Statement on Form S-3 is filed for the purpose of filing as an exhibit to such Registration Statement a Stock Option Agreement, dated January 28, 1987, between Delta Air Lines, Inc. and SkyWest, Inc. A copy of such Stock Option Agreement is included herewith as
Exhibit 4.3

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth expenses in connection with the issuance and distribution of the Common Stock being registered, other than underwriting discounts and commissions payable by the Company. All of the amounts shown are estimates, except the registration fee and the NASD filing and listing fees.

                                                               AMOUNT
                                                              --------
SEC registration fee........................................  $ 14,753
NASD filing fee.............................................     5,592
NASD listing fee............................................    17,500
Accounting fees and expenses................................    75,000
Legal fees and expenses.....................................    90,000
Printing expenses...........................................   100,000
Blue sky fees and expenses..................................     5,000
Transfer agent fees and expenses............................     1,000
Miscellaneous expenses......................................    41,155
                                                              --------
          Total.............................................  $350,000
                                                              ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 16-10a-902 ("Section 902") of the Utah Revised Business Corporation Act (the "Revised Act") provides that a corporation may indemnify any individual who was, is, or is threatened to be made a named defendant or respondent (a "Party") in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (a "Proceeding"), because he is or was a director of the corporation or, while a director of the corporation, is or was serving at its request as a director, officer, partner, trustee, employee, fiduciary or agent of another corporation or other person or of an employee benefit plan (an "Indemnifiable Director"), against any obligation incurred with respect to a Proceeding, including any judgment, settlement, penalty, fine or reasonable expenses (including attorneys' fees), incurred in the Proceeding if his conduct was in good faith, he reasonably believed that his conduct was in, or not opposed to, the best interests of the corporation, and, in the case of any criminal Proceeding, he had no reasonable cause to believe his conduct was unlawful; provided, however, that pursuant to Subsection 902(4): (i) indemnification under
Section 902 in connection with a Proceeding by or in the right of the corporation is limited to payment of reasonable expenses (including attorneys' fees) incurred in connection with the Proceeding and (ii) the corporation may not indemnify an Indemnifiable Director in connection with a Proceeding by or in the right of the corporation in which the Indemnifiable Director was adjudged liable to the corporation, or in connection with any other Proceeding charging that the Indemnifiable Director derived an improper personal benefit, whether or not involving action in his official capacity, in which Proceeding he was adjudged liable on the basis that he derived an improper personal benefit.

     Section 16-10a-903 ("Section 903") of the Revised Act provides that, unless limited by its articles of incorporation, a corporation shall indemnify an Indemnifiable Director who was successful, on the merits or otherwise, in the defense of any Proceeding, or in the defense of any claim, issue or matter in the Proceeding, to which he was a Party because he is or was an Indemnifiable Director of the corporation, against reasonable expenses (including attorneys' fees) incurred by him in connection with the Proceeding or claim with respect to which he has been successful.

     In addition to the indemnification provided by Sections 902 and 903,
Section 16-10a-905 ("Section 905") of the Revised Act provides that, unless otherwise limited by a corporation's articles of incorporation, an Indemnifiable Director may apply for indemnification to the court conducting the Proceeding or to another court of competent jurisdiction. On receipt of an application and after giving any notice the court considers necessary, (i) the court may order mandatory indemnification under Section 903, in which case the court shall also order the corporation to pay the director's reasonable expenses to obtain court-ordered indemnification, or (ii) upon the court's determination that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances and regardless of whether the director met the applicable standard of conduct set forth in Section 902, the court may order indemnification as the court determines to be proper, except that indemnification with respect to certain Proceedings resulting in a director being found liable as described in Subsection 902(4) is limited to reasonable expenses (including attorneys' fees) incurred by the director.

     Section 16-10a-904 ("Section 904") of the Revised Act provides that a corporation may pay for or reimburse the reasonable expenses (including attorneys' fees) incurred by an Indemnifiable Director who is a Party to a Proceeding in advance of the final disposition of the Proceeding if (i) the director furnishes the corporation a written affirmation of his good faith belief that he has met the applicable standard of conduct described in Section 902, (ii) the director furnishes to the corporation a written undertaking, executed personally or in his behalf, to repay the advance if it is ultimately determined that he did not meet the required standard of conduct, and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification.

     Section 16-10a-907 of the Revised Act provides that, unless a corporation's articles of incorporation provide otherwise, (i) an officer of the corporation is entitled to mandatory indemnification under Section 903 and is entitled to apply for court ordered indemnification under Section 905, in each case to the same extent as an Indemnifiable Director, (ii) the corporation may indemnify and advance expenses to an officer, employee, fiduciary or agent of the corporation to the same extent as an Indemnifiable Director, and (iii) a corporation may also indemnify and advance expenses to an officer, employee, fiduciary or agent who is not an Indemnifiable Director to a greater extent than the right of indemnification granted to an Indemnifiable Director, if not inconsistent with public policy, and if provided for by its articles of incorporation, bylaws, general or specific action of its board of directors or contract.

     The Company's Amended and Restated Bylaws (the "Bylaws") provide that, subject to the limitations described below, the Company shall, to the maximum extent and in the manner permitted by the Revised Act, indemnify any individual made party to a proceeding because he is or was a director or officer of the Company, against liability incurred in the proceeding if his conduct was in good faith, he reasonably believed that his conduct was in, or not opposed to, the Company's best interest and, in the case of any criminal proceeding he had no reasonable cause to believe his conduct was unlawful. The Company may not, however, extend such indemnification to an officer or director in connection with a proceeding by or in the right of the Company in which such person was adjudged liable to the Company, or in connection with any other proceeding charging that such person derived an improper personal benefit, whether or not involving action in his official capacity, in which proceeding he was adjudged liable on the basis that he derived an improper personal benefit, unless ordered by a court of competent jurisdiction. Notwithstanding the foregoing, the Bylaws obligate the Company to indemnify an officer or director who was successful on the merits or otherwise, in the defense of any proceeding or the defense of any claim, issue or matter in the proceeding to which he was a party because he is or was a director or officer of the Company against reasonable expenses incurred in connection with the proceeding or claim with respect to which he was successful. The Bylaws also permit the Company to pay for or reimburse the reasonable expenses incurred by an officer or director who is party to a proceeding in advance of final disposition of the proceeding if (i) the officer or director furnishes to the Company a written affirmation of his good faith belief that he has met the applicable standard of conduct necessary for indemnification, (ii) the officer or director furnishes to the Company a written undertaking to repay the advance if it is ultimately determined that he did not meet the standard of conduct, and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification pursuant to the Bylaws. The Bylaws also provide that any indemnification or advancement of expenses provided thereby shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any articles of incorporation, bylaw, agreement, stockholders or disinterested directors, or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

     Utah law permits director liability to be eliminated in accordance with
Section 16-10a-841 of the Revised Act, which provides that the liability of a director to the corporation or its stockholders for monetary damages for any action taken or any failure to take any action, as a director, may be limited or eliminated by the corporation except for liability for (i) the amount of financial benefit received by a director to which he is not entitled; (ii) an intentional infliction of harm on the corporation or its stockholders; (iii) a violation of Section 16-10a-842 of the Revised Act which prohibits unlawful distributions by a corporation to its stockholders; or (iv) an intentional violation of criminal law. Such a provision may appear either in a corporation's articles of incorporation or bylaws; however, to be effective, such a provision must be approved by the corporation's stockholders.

     The Company's Restated Articles of Incorporation, as amended by the Company's stockholders at the 1993 Annual Meeting of Stockholders (the "Restated Articles"), provide that the personal liability of any director to the Company or its stockholders for monetary damages for any action taken or the failure to take any action, as a director, is eliminated to the fullest extent permitted by Utah law.

     The Bylaws provide that the Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, fiduciary or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or incurred by him in such capacity or arising out of his status in such capacity, whether or not the Company would have the power to indemnify him against such liability under the indemnification provisions of the Bylaws or the laws of the State of Utah, as the same may hereafter be amended or modified. The Company maintains insurance from commercial carriers against certain liabilities which may be incurred by its directors and officers.

     Indemnification may be granted pursuant to any other agreement, bylaw or vote of shareholders or directors. Reference is also made to the Underwriting Agreement filed herewith pursuant to which the Underwriters have agreed to indemnify the Company and its offers and directors against certain liabilities, including liabilities under the Securities Act.

     The foregoing description is necessarily general and does not describe all details regarding the indemnification of officers, directors or controlling persons of the Company.

ITEM 16. EXHIBITS


EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
    1     Form of Underwriting Agreement.+
    4.1   Restated Articles of Incorporation, as amended.(1)
    4.2   Amended and Restated Bylaws.(2)
    4.3   Stock Option Agreement, dated January 28, 1987 between Delta
          Air Lines, Inc. and SkyWest, Inc.
    5     Opinion of Parr, Waddoups, Brown, Gee & Loveless, a
          professional corporation, as to the legality of the
          securities being registered.+
   23.1   Consent of Arthur Andersen LLP.+
   23.2   Consent of Parr, Waddoups, Brown, Gee & Loveless (included in Item 5 above).+
   24     Power of Attorney (included on signature page of this
          Registration Statement).+


---------------


 +  Previously filed.


(1) Incorporated by reference to the Exhibits to a Registration Statement filed on Form S-8, File No. 33-60173.

(2) Incorporated by reference to the Exhibits to a Registration Statement filed on Form S-3, File No. 33-74290.

ITEM 17. UNDERTAKINGS

     The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Company hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

ITEM 18. FINANCIAL STATEMENTS AND SCHEDULES

     Not applicable.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. George, State of Utah, on February 9, 1998.


                                          SKYWEST, INC.

                                          By:      /s/ JERRY C. ATKIN
                                            ------------------------------------
                                                       Jerry C. Atkin
                                              Chairman of the Board, President
                                                and Chief Executive Officer


                      SIGNATURE                                      TITLE                      DATE
                      ---------                                      -----                      ----
                 /s/ JERRY C. ATKIN                      Chairman of the Board,            February 9, 1998
-----------------------------------------------------    President and Chief Executive
                   Jerry C. Atkin                        Officer (Principal executive
                                                         officer)

                /s/ SIDNEY J. ATKIN*                     Vice Chairman of the Board        February 9, 1998
-----------------------------------------------------
                   Sidney J. Atkin

                /s/ BRADFORD R. RICH*                    Executive Vice President,         February 9, 1998
-----------------------------------------------------    Chief Financial Officer and
                  Bradford R. Rich                       Treasurer (Principal
                                                         financial and accounting
                                                         officer)

                 /s/ J. RALPH ATKIN*                     Director                          February 9, 1998
-----------------------------------------------------
                   J. Ralph Atkin

                 /s/ MERVYN K. COX*                      Director                          February 9, 1998
-----------------------------------------------------
                    Mervyn K. Cox

                 /s/ IAN M. CUMMING*                     Director                          February 9, 1998
-----------------------------------------------------
                   Ian M. Cumming

                /s/ HENRY J. EYRING*                     Director                          February 9, 1998
-----------------------------------------------------
                   Henry J. Eyring

                                                         Director
-----------------------------------------------------
                Steven F. Udvar-Hazy

                 /s/ HYRUM W. SMITH*                     Director                          February 9, 1998
-----------------------------------------------------
                   Hyrum W. Smith

              * By: /s/ JERRY C. ATKIN
    ---------------------------------------------
                   Jerry C. Atkin
                  Attorney-in-fact


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